September 15, 1998


Creative Host Services, Inc.
6335 Ferris Street, Suite G-H
San Diego, CA 92126

Re:      Registration Statement on Form S-3for
         953,573 Shares of Common Stock
         and 462,500 Warrants

Ladies and Gentlemen:

We have acted as your counsel in the preparation of a Registration Statement on Form S-3 (the "Registration Statement") to be filed with the Securities and Exchange Commission to cover the resale of up to 953,573 shares of common stock (the "Common Stock") and 462,500 Warrants (the "Public Warrants") of Creative Host Services, Inc., a California corporation (the "Company") by certain Selling Securityholders as more particulary described in the Registration Statement.

For purposes of rendering this opinion, we have made such legal and factual examinations as we have deemed necessary under the circumstances and, as part of such examination, we have examined, among other things, originals and copies, certified or otherwise, identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate. For the purposes of such examination, we have assumed the genuineness of all signatures on original documents and the conformity to original documents of all copies submitted to us.

On the basis of and in reliance upon the foregoing examination and assumptions, we are of the opinion that assuming the Registration Statement shall have become effective pursuant to the provisions of the Securities Act of 1933, as amended, the shares of Common Stock and Public Warrants to be sold by the Selling Securityholders, have been duly authorized, validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,



LUCE, FORWARD, HAMILTON & SCRIPPS LLP